EXHIBIT 11

                            U.S.B. HOLDING CO., INC.

                       COMPUTATION OF EARNINGS PER SHARE

           For the Three Years Ended December 31, 1998, 1997 and 1996

                                                          (000's, except share amount)
                                                       1998          1997          1996
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
Numerator:

   Net Income                                      $    12,009   $    11,499   $    10,269

   Less preferred stock dividends                           45            45           294
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   Numerator for basic and diluted earnings
      per share - net income available to
      common stockholders                          $    11,964   $    11,454   $     9,975

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   Denominator:

      Denominator for basic earnings per share -
         weighted average shares                    15,493,765    15,331,962    15,320,858

      Effects of dilutive securities:

         Director and employee stock options         1,046,025     1,279,759       780,288
         Restricted stock not vested                    10,446        17,161        12,985
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Denominator for diluted earnings per share -
   adjusted weighted average shares                 16,550,236    16,628,882    16,114,131

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Basic earnings per share                           $      0.77   $      0.75   $      0.65

Diluted earnings per share                         $      0.72   $      0.69   $      0.62

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